Exhibit 5.1

ANTIS TRIANTAFYLLIDES & SONS LLC

ADVOCATES

CAPITAL CENTER

9TH FLOOR

2-4 Arch. Makarios III Avenue

P.O.Box 21255

1505 NICOSIA, CYPRUS

TELEPHONE: 357 22 360000

TELEFAX: 357 22 670670

WEB SITE: www.triantafyllides.com

GENERAL EMAIL: trianta@triantafyllides.com

OUR REF: EB27136

8th July 2016

QIWI plc

12-14 Kennedy Ave.

Kennedy Business Centre, 2nd Floor, Office 203

1087 Nicosia

Cyprus

Ladies and Gentlemen,

We have acted as Cyprus counsel to Qiwi PLC (the “Company”) in connection with a registration statement on Form S-8 to be filed with U.S. Securities and Exchange Commission (the “Registration Statement”) relating to 4,230,053 class B shares of Euro 0.0005 each in the capital of the Company (the “RSU Shares”) issuable under the Company’s 2015 Employee Restricted Stock Units Plan (the “RSU”).

In addition to reviewing the Registration Statement, we have also reviewed the following documents (together with the Registration Statement, the “Inspected Documents”):

(a)	original certificate of incumbency issued by the secretary of the Company dated 2nd June 2016 together with the documents referred to therein;

(b)	a certified copy of a resolution of the shareholders of the Company dated 28th July 2015 approving the RSU;

(c)	a certified copy of a resolution of the shareholders of the Company dated 12th April 2013 relating to the disapplication of pre emption rights; and

(d)	a certified copy of a resolution of the Board of Directors of the Company dated 12th May 2015 approving, inter alia, to provide a recommendation of the RSU to the general meeting of shareholders of the Company approval,

(e)	a certified copy of the Company’s register of members as of 3rd June 2016; and

(f)	a secretary’s confirmation dated 8th July 2016 regarding the changes in the document in (a) above provided to us since 2nd June 2016.

(such resolutions listed at (b) to (d) above together referred to as the “Resolutions”).

1.	Assumptions

In giving this opinion we have assumed:

(a)	that no provision of the laws of any jurisdiction other than Cyprus affects the conclusions in this Opinion; for example, we have assumed that, in so far as any obligation is to be performed in any jurisdiction outside Cyprus its performance will not be illegal or ineffective by virtue of any law of, or contrary to public policy in, that jurisdiction;

Antis Triantafyllides & Sons LLC is a limited liability company registered in the Republic of Cyprus with registration number HE 222537

Registered Office: CAPITAL CENTER, 9TH FLOOR, 2-4 Arch. Makarios III Avenue 1065 NICOSIA, CYPRUS

ANTIS TRIANTAFYLLIDES & SONS	Page 2

(b)	the accuracy and completeness of all factual representations made in the Inspected Documents;

(c)	that those of the Inspected Documents submitted to us as copies conform to the original documents and such original documents are authentic and complete; and

(d)	that the shareholders of the Company have waived their pre emption rights in relation to the RSU Shares:

(e)	that there are no records or minutes of the Company which are relevant to the transaction which forms the subject of this Opinion other than the Inspected Documents.

(f)	That no resolution of the board or of the general meeting of the Company shall revoke the Resolutions prior to the issue of the RSU Shares.

2.	Opinion:

Subject to the qualifications and considerations set out below and having regard to such other legal considerations as we deem relevant and subject to matters not disclosed to us and to matters of fact which would affect the conclusions set out below, our opinion on Cyprus law is set out below:

1.	Upon the issue of the RSU Shares in accordance with the procedures set out in the RSU, the Company’s articles of association and relevant corporate resolutions of the Company and upon payment in full of the exercise price for the RSU Shares, the RSU Shares will have been duly and validly authorized and issued and fully paid.

3.	Qualifications:

This Opinion is subject to the following qualifications and considerations:

(a)	This Opinion is confined solely to the laws of Cyprus in force at the date of this Opinion and we have made no investigation and no opinion is expressed or implied as to the laws of any other jurisdiction.

(b)	Save as provided herein, we have not made any enquiries or investigations concerning the solvency of any of the parties.

(c)	This Opinion is subject to all limitations resulting from the laws of bankruptcy, insolvency, liquidation and other laws of general application relating to or affecting the rights of creditors.

(d)	We have assumed that all factual representations in the Registration Statement are accurate and complete. We express no view or opinion on any statements of fact made in the Registration Statement.

We hereby consent to the filing of this opinion in connection with the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission promulgated thereunder.

ANTIS TRIANTAFYLLIDES & SONS	Page 3

Yours truly,

/s/ Antis Triantafyllides & Sons LLC

Antis Triantafyllides & Sons LLC